Exhibit 10.1

NOTE AND WARRANT PURCHASE AGREEMENT

THIS AGREEMENT is made as of August 31, 2007 by and between EDIETS.COM, INC., a Delaware corporation (the “Company”) and the entity listed on the signature page hereof as purchaser (the “Purchaser”). Except as otherwise indicated herein, capitalized terms used herein are defined in Section 7 hereof.

W I T N E S S E T H

WHEREAS, the Company requires additional financing in order to carry on and expand its business; and

WHEREAS, the Purchaser is willing to provide certain debt financing to the Company on the terms contained or referred to herein.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, agreements, representations and warranties hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.	Authorization and Closing.

1.1 Authorization of Notes and Warrant. The Company has authorized (i) the issuance and sale of $10,000,000 aggregate principal amount of its 15% Senior Secured Notes due August 31, 2010 (individually, a “Note” and collectively, the “Notes”), substantially in the form set out in Exhibit A and (ii) the issuance to the Purchaser (or its designee) of a Warrant to purchase Company’s Common Stock, containing the terms and conditions and in the form attached hereto as Exhibit B (the “Warrant”).

1.2 Purchase and Sale of the Notes and Warrant. At the Closing (as defined in Section 1.3 below), (i) the Company shall issue to the Purchaser and, subject to the terms and conditions set forth herein, the Purchaser shall purchase from the Company, a Note in the aggregate principal amount of $10,000,000 in exchange for such amount from the Purchaser and (ii) the Company shall issue to the Purchaser (or its designee) the Warrant to purchase One Million shares of Common Stock.

1.3 Closing. The closing of the purchase and sale of the Notes and Warrant (the “Closing”) shall take place on August 31, 2007 (the “Closing Date”). The Closing shall take place at the offices of Edwards Angell Palmer & Dodge LLP, or at such other place as may be mutually agreeable to the Company and the Purchaser. At the Closing, upon payment by the Purchaser of the aggregate amount of $10,000,000 by wire transfer of immediately available funds to an account or accounts designated by the Company, the Company shall deliver to the Purchaser a Note and shall deliver to the Purchaser (or its designee) the Warrant.

2.	Conditions of Purchaser’s Obligation at the Closing.

The obligation of the Purchaser to purchase and pay for the Note and the Warrant at the Closing is subject to the satisfaction as of the Closing of the following conditions:

2.1 Representations and Warranties; Material Adverse Change. The representations and warranties contained in Section 5 hereof shall be true and correct at and as of the Closing as though then made, and the Company shall have performed all of the covenants required to be performed by it hereunder prior to the Closing. Since December 31, 2006, there has not been a material adverse change in the financial condition, business, operations, performance or properties of the Company and its Subsidiaries, taken as a whole.

2.2 Documents. The Note Parties shall have entered into the respective Note Documents.

2.3 Transaction Fee. The Company shall have paid a transaction fee equal to $175,000 to the Purchaser (or its designee).

2.4 Ticking Fee. The Company shall have paid to the Purchaser a ticking fee, from August 14, 2007 to the Closing, at the rate of 0.50% per annum (computed on the basis of a 360-day year for the actual number of days in such period) on the principal amount of the Note.

2.5 Other Fees and Expenses. The Company shall have paid the Purchaser’s reasonable out-of-pocket expenses (including fees and expenses of counsel) arising out of or in connection with the transactions contemplated hereby; provided, however that the Company shall have no obligation to pay, and shall not pay, the Purchaser more than $25,000 for such fees and expenses.

2.6 Legal Opinion. The Purchaser shall have received an opinion in form and substance satisfactory to the Purchaser, dated the date of the Closing from Edwards Angell Palmer & Dodge LLP, counsel for the Company, covering such matters incident to the transactions contemplated by the Note Documents as the Purchaser or its counsel may reasonably request.

2.7 Certified Corporate Resolutions. The Purchaser shall have received a certificate of the Secretary or Assistant Secretary of each Note Party, dated the date of the Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Note, this Agreement and the other Note Documents, respectively.

3.	Affirmative Covenants.

For so long as any Note is outstanding, except as otherwise consented to or waived by the Majority Holders, the Company will do the following and will cause each of its Subsidiaries to do the following (unless the context otherwise requires):

3.1 Preserve and maintain its corporate existence, legal structure, rights, franchises and privileges in the jurisdiction of its incorporation, and shall not (i) change the location of its chief executive office or any other place of business, or the location of any Collateral, (ii) change its name or mailing address, or (iii) conduct its business operations under any fictitious business name or trade name, without, in the case of this clause (iii), at least thirty (30) days’ prior written notice to the Purchaser.

3.2 Preserve and maintain its business and all licenses and other rights necessary to the conduct of its business and comply in all material respects with all applicable laws, rules, regulations and orders of any governmental authority applicable to its business.

3.3 File all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a lien or other encumbrance on properties or assets of the Company or any Subsidiary; provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with generally accepted accounting principles in the United States, consistently applied, on the books of the Company or such Subsidiary and (ii) the nonpayment of any such tax, assessment, charge, levy or claim has not resulted in any lien on the property of the Company or such Subsidiary, as the case may be.

3.4 Maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as the Company reasonably deems appropriate.

3.5 Furnish to each Holder of not less than $1,000,000 of principal amount of the Notes (a) as soon as available and in any event within 50 days after the end of each of the first three fiscal quarters of each Fiscal Year, a copy of its quarterly financial statements for each such fiscal quarter, (b) as soon as available and in any event within 95 days after the end of each Fiscal Year, a copy of its annual audit report for such Fiscal Year and (c) such other financial information relating to the Company and its Subsidiaries as the Holder may reasonably request from time to time; provided, however, that the financial statements to be delivered by the Company pursuant to clauses (a) and (b) above shall be deemed to have been delivered on the date on which such reports containing such financial statements are posted on the Securities Exchange Commissions’ website on the internet at “www.sec.gov”.

3.6 Promptly notify the Holders of the occurrence of any Event of Default under the Notes.

3.7 Maintain proper books of record and account, in which full, true and correct entries in conformity with its existing business practice shall be made of all financial transactions and matters involving its assets and business.

3.8 Permit representatives of the Holders to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance written notice to the Company; provided, however, that when an Event of Default exists, the Holders (or any of their respective representatives) may do any of the foregoing at any time during normal business hours and without advance written notice.

3.9 Promptly (a) notify the Holders upon the formation or acquisition of any Subsidiary of the Company and (b) upon the reasonable request by any Holder, (i) correct any material defect or error that may be discovered in any Note Document or in the execution, acknowledgment, filing or recordation thereof, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further deeds, certificates, assurances and other instruments as the Holders may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Note Documents, (B) to the fullest extent permitted by applicable law, subject the Company’s or the Subsidiaries’ properties, assets, rights or interests to the liens covered by the Security Agreement, (C) perfect and maintain the validity, effectiveness and priority of the Security Agreement and any of the liens created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Holders the rights granted to the Holders under any Note Document or under any other instrument executed in connection with any Note Document to which the Holders are a party, and cause each of the Subsidiaries to do so; and cause each domestic Subsidiary (formed or acquired after the date hereof) to be a party to the Guaranty and the Security Agreement.

3.10 File all reports required to be filed with the SEC by the due date thereof.

3.11 In the event the Notes are held by more than one Person, enter into an amendment of the Security Agreement and the Guaranty, as reasonably requested by the Holders, to provide for, among other things, the appointment of an agent to act on behalf of the Holders and other customary provisions relating to such appointment.

3.12 Not later than 15 Business Days following the Closing Date or such later date as the Purchaser may determine in its sole discretion, deliver a control agreement in respect of deposit and securities accounts maintained by the Note Parties at Wachovia Bank, National Association, as required by Section 5 of the Security Agreement.

4.	Negative Covenants.

Except as otherwise consented to or waived by the Majority Holders, the Company will not (and will not permit any of its Subsidiaries to), for so long as any amount due under any Note is outstanding:

4.1 Declare or pay any dividends on any capital stock, purchase, redeem, retire or otherwise acquire for value any of its capital stock (except for shares of Common Stock repurchased from current or former employees, consultants, or directors upon termination of service in accordance with plans approved by the Board), or otherwise make any distribution or payment to any holder of its capital stock in respect of such capital stock.

4.2 Enter into any transaction with any person or entity that is affiliated with, controls or is controlled by, the Company, except for transactions in the ordinary course of business and on terms not less favorable to the Company than it would obtain in a transaction between unrelated parties.

4.3 Authorize, create, designate, establish or issue any other class or series of capital stock ranking senior to the Common Stock as to dividends or upon liquidation, or reclassify any shares of Common Stock into shares having any preference or priority as to dividends or upon liquidation superior to any such preference or priority of Common Stock.

4.4 Sell or otherwise dispose of any assets or any interest therein except in the ordinary course of business or to a Note Party.

4.5 Except for liens as provided in the Security Agreement or liens permitted hereunder including any capital leases permitted hereunder and covering only the property subject to the respective capital lease, create, incur, assume or suffer to exist any lien, mortgage, security interest or other encumbrance on any of its properties or assets, or assign or otherwise convey any right to receive income, other than liens for taxes, assessments, governmental charges and levies if the same shall not at the time be delinquent, liens imposed by law, such as carriers’, warehousemen’s, mechanic’s and similar liens arising in the ordinary course of business, liens securing the performance of bids, tenders, contracts, statutory obligations and surety bonds, and zoning restrictions, easements and similar encumbrances on real property.

4.6 Amend, alter or repeal its certificate of incorporation, bylaws or other constitutive documents in any manner adverse to the Holders, as debtholders under the Notes.

4.7 Create, incur, assume or suffer to exist any indebtedness, including without limitation, through any sale-leaseback or similar transaction or any guarantees of indebtedness of other Persons, except for indebtedness incurred (a) pursuant to the Notes, (b) pursuant to the contract dated June 21, 2007 with California First Leasing Corporation, (c) pursuant to capital leases; provided that the aggregate principal component of such leases does not exceed $2,000,000 and (d) indebtedness in an aggregate principal amount not in excess of $250,000 incurred in the ordinary course of business.

4.8 Make or hold any investments, including without limitation, any advances or loans, except investments in existence as of the date hereof and those investments made in the ordinary course of business in an aggregate amount not exceeding $250,000.

4.9 Merge, dissolve, liquidate, consolidate with or into any entity, except that any of the Company’s Subsidiaries may merge into the Company or another Note Party, or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any entity other than any of the Company’s Subsidiaries may transfer its assets to the Company or another Note Party.

4.10 Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any indebtedness (other than indebtedness incurred in the ordinary course of business permitted hereunder), except (a) the prepayment of any indebtedness incurred under the Notes, (b) the prepayment of any amounts owed pursuant to the capital lease dated June 21, 2007 with California First Leasing Corporation and (c) the prepayment of any capital leases permitted hereunder.

4.11 Make any change in (a) its accounting policies or reporting practices, or (b) Fiscal Year.

4.12 Engage in any material line of business substantially different from those lines of business conducted by the Company and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

4.13 Enter into or suffer to exist any arrangement prohibiting or conditioning the creation or assumption of any liens upon its properties in favor of any entity other than the Holders, except as provided in capital leases permitted hereunder in respect of the property subject to the respective capital lease.

4.14 Enter into or suffer to exist any arrangement limiting the ability of any of the Company’s Subsidiaries to declare or pay dividends or make other distributions in respect of capital stock or to repay indebtedness owed to, make loans to, or otherwise transfer assets to the Company or any Note Party.

5.	Representations and Warranties of the Company.

Except as otherwise described in (a) the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 or any of the Company’s Current Reports on Form 8-K filed prior to the date hereof (collectively, the “SEC Reports”) or (b) the Disclosure Schedules, the Company hereby represents and warrants to the Holders as of the date hereof and the Closing Date, as follows:

5.1 Each Note Party is duly incorporated and validly existing in good standing under the laws of its jurisdiction of organization. Each Note Party has full power and authority to own, operate and occupy its properties and to conduct its business as presently conducted and is registered or qualified to do business and in good standing in each jurisdiction in which it owns or leases property or transacts business and where the failure to be so qualified would have a material adverse effect upon the Company and its Subsidiaries as a whole or the business, financial condition, prospects, properties, operations or assets of the Company and its Subsidiaries as a whole or the Company’s ability to perform its obligations under the Agreements in all material respects, and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification. The Company has no “subsidiaries” (as defined in Rule 405 under the Securities Act of 1933, as amended), other than eDiets, Inc., eDiets B.V.I., Inc., Nutrio.com, Inc. and eDiets, Europe Limited.

5.2 Each Note Party has all requisite power and authority to execute, deliver and perform its obligations under each Note Document to which it is a party. The execution and delivery of each Note Document, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action and no further action on the part of the respective Note Party or its Board or shareholders is required. Each Note Document has been validly executed and delivered by the respective Note Party and constitutes a legal, valid and binding obligation of such Note Party enforceable against such Note Party in accordance with its terms, except to the extent (i) such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and (ii) such enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3 The execution and delivery of each Note Document, the fulfillment of the terms of each Note Document and the consummation of the other transactions contemplated thereby will not (A) result in a conflict with, give rise to any payment or constitute a violation of, or default (with the passage of time or otherwise) under, (i) any bond, debenture, note or other evidence of indebtedness, or any material lease, contract, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or the Subsidiaries or their respective properties are bound, (ii) the Certificate of Incorporation, by-laws or other organizational documents of the respective Note Party, as amended, or (iii) any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority binding upon the Company or any Subsidiary or their respective properties or (B) result in the creation or imposition of any lien, encumbrance, claim, security interest or restriction whatsoever upon any of the material properties or assets of the Company or the Subsidiaries or an acceleration of indebtedness pursuant to any obligation, agreement or condition contained in any material bond, debenture, note or any other evidence of indebtedness or any material indenture, mortgage, deed of trust or any other agreement or instrument to which the Company or any Subsidiary is a party or by which it is bound or to which any of the property or assets of the Company is subject. No consent, approval, authorization or other order of, or registration, qualification or filing with, any regulatory body, administrative agency, or other governmental body is required for the execution and delivery of any Note Document by the respective Note Party, other than such as have been made or obtained, and except for any filings required to be made under federal or state securities laws and exchange listing rules and requirements.

6.	Registration, Exchange, Substitution of Notes.

6.1 The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each Holder, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof.

6.2 Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 8.7(b)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the Holder of such Note or such Holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit A hereto. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment from the Holder of, and the Holder shall pay, a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a Holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000.

6.3 Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 8.7) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note, and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it, or

(b) in the case of mutilation, upon surrender and cancellation thereof,

within ten days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

7.	Definitions.

For the purposes of this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 25% or more of the stock having ordinary voting power in the election of directors of such Person, (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person or (iii) each of such Person’s officers, directors, joint venturers and partners. For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership or voting securities, by contract or otherwise.

“Business Day” means any day other than a Saturday, Sunday or other day on which the commercial banks are authorized to close in Boston, Massachusetts.

“Certificate of Incorporation” means the Certificate of Incorporation of the respective Note Party as in effect at the Closing, as amended thereafter as permitted under this Agreement.

“Collateral” shall have the meaning given to such term in the Security Agreement.

“Common Stock” means the common stock of the Company, par value $0.001 per share, authorized under its Certificate of Incorporation as of the Closing Date.

“Event of Default” has the meaning set forth in the Notes.

“Fiscal Year” means the year ending December 31 or any subsequent change in the fiscal year of Company or any of its Subsidiaries.

“Guaranty” means that certain Guaranty dated as of the date hereof executed by the Company’s domestic Subsidiaries in favor of the Holders.

“Holder” means, with respect to any Note the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 6 hereof.

“Majority Holders” means, at any time, the holders of at least 51% in principal amount of the Notes at the time then outstanding.

“Note Documents” shall mean the Notes, the Warrant, this Agreement, the Security Agreement and the Guaranty, and all amendments and supplements thereto.

“Note Parties” means, collectively, the Company and each of its domestic Subsidiaries.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Security Agreement” means that certain Security Agreement dated as of the date hereof executed by the Note Parties in favor of the Holders.

“Subsidiary” means, with respect to the Company, eDiets, Inc., eDiets B.V.I., Inc., Nutrio.com, Inc. and eDiets, Europe Limited and any other corporation, partnership, association or other business entity which (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one of its Subsidiaries or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of its Subsidiaries or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.

8.	Miscellaneous.

8.1 Consent to Amendments. The provisions of any Note Document (other than the Notes) may be amended or waived and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, upon the written agreement of the Company and the Majority Holders; provided, however, the consent of all of the Holders shall be required to (a) release all or substantially all of the guarantors under the Guaranty, (b) release all or substantially all of the Collateral in any transaction or a series of transactions or (c) amend this Section 8.1 or change the definition of “Majority Holders”.

8.2 Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

8.3 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

8.4 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

8.5 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

8.6 Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

8.7 Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered, delivered by facsimile telephone transmission, delivered by express delivery service (such as Federal Express), or mailed first class U.S. mail, postage prepaid, addressed as follows:

(a)	If to any Purchaser:

c/o Prides Capital Partners, LLC

200 High Street

Suite 700

Boston, MA 02110

Attn: Hank Lawlor

Tel: 617-778-9200

Fax: 617-778-9299

(b)	If to the Company:

eDiets.com, Inc.

1000 Corporate Drive

Suite 600

Ft. Lauderdale, Florida 33334

Attn: James Epstein, Esq.

Tel: 954-703-6375

Fax: 954-727-2601

with a copy to:

Edwards Angell Palmer & Dodge LLP

350 East Las Olas Boulevard

Suite 1150

Ft. Lauderdale, Florida 33301

Attn: Leslie J. Croland

Tel: 954-667-6129

Fax: 954-727-2601

(or to such other address as any party shall specify by written notice so given), and shall be deemed to have been delivered as of the date so delivered or three (3) days after mailing for domestic mail.

8.8 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and assigns, as specified herein.

8.9 Prevailing Party. In the event that litigation, arbitration or other quasi-judicial proceedings are commenced by any party to this Agreement, the prevailing party shall be entitled to recover all costs and expenses incurred in connection with or arising out of such proceedings (including reasonable attorneys fees and expenses incurred in such proceedings and any appeals thereof).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

COMPANY:

EDIETS.COM, INC.

By:
Name:
Title:

PURCHASER:

PRIDES CAPITAL FUND I, L.P.

By:	Prides Capital Partners, LLC, its General Partner

By:
Name:
Title:

Signature Page to Note and Warrant Purchase Agreement

Exhibit A

Form of Senior Secured Note

Exhibit B

Warrant